Exhibit 11


                             MEDITRUST CORPORATION

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share amounts)



                                                                                Years ended December 31,
                                                                      --------------------------------------------
                                                                          1998            1997            1996
                                                                      ------------   -------------   -------------
Basic:
Weighted average number of shares outstanding .........                 121,820        76,274          71,445
Net income from continuing operations .................                $160,931      $162,324        $157,976
Preferred stock dividends .............................                  (8,444)           --              --
Income from continuing operations available to
 common shareholders ..................................                $152,487      $162,324        $157,976
Per share amounts:
Net income per share ..................................    (A)         $   1.25      $   2.13        $   2.21
Diluted:
Weighted average number of shares used in Basic
 calculation ..........................................                 121,820        76,274          71,445
Dilutive effect of:
Contingently issuable shares ..........................                   4,757            --              --
Stock options .........................................                     236           733             306
Diluted weighted average shares and equivalent
 shares outstanding ...................................    (B)          126,813        77,007          71,751
Net income from continuing operations .................                $160,931      $162,324        $157,976
Preferred stock dividends .............................                  (8,444)           --              --
Income from continuing operations available to
 common shareholders ..................................                $152,487      $162,324        $157,976
Per share amounts:
Net income per share ..................................    (A)         $   1.20      $   2.11        $   2.20

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(A) This calculation is submitted in accordance with Regulation S-K item 601(b)
(11)

(B) Convertible debentures are not included due to their antidilutive effect.